Exhibit 99.1

Robocom Systems International Inc.
Declares a Dividend of $0.045 per Share

WOODBURY, NY,  September 4, 2009– Robocom Systems International Inc. (the “Company”) (OTCBB: RIMS) announced today the approval of a dividend distribution.

On August 20, 2009 the Board of Directors of the Company approved the payment of a cash dividend to its shareholders of record on September 2, 2009 totaling approximately $217,844, or $0.045 per share, less any applicable withholding tax.

The Company expects this dividend to be paid to its shareholders in late September 2009.  This dividend represents approximately 82% of the total assets of the Company.

The Company has not yet made any firm determination about future business plans and is considering several alternatives, including a possible transaction in which the Company sells or merges its “public shell” corporation to or with a private operating business whereby the Company’s shareholders would retain some ownership interest in the surviving public corporation.  Currently, the Company has no commitments or agreements with any other person or entity regarding a proposed transaction.

Irwin Balaban, Robocom’s President and CEO, said, “I am pleased to be able to distribute this dividend to our shareholders.  It feels great to be able to give back to our shareholders while we continue to look for the right fit in a merger transaction.  There are several possibilities available to us and I am confident we will find the right one soon.”

For more information, please contact Investor Relations at 17 Fairbanks Blvd., Woodbury, NY  11797.

Disclaimer
This report contains certain “forward-looking statements.”  The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements.  These forward-looking statements may describe future plans or strategies and include the Company’s expectations of future financial results.  Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements.  The Company’s ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.